EXHIBIT 10.1

AMENDMENT NO. 4

AMENDMENT NO. 4, dated as of June 7, 2013 (this “Amendment”), among ROCK-TENN COMPANY, a Georgia corporation (the “Company”), ROCKTENN COMPANY OF CANADA HOLDINGS CORP./COMPAGNIE DE HOLDINGS ROCKTENN DU CANADA CORP. (formerly, ROCK-TENN COMPANY OF CANADA/COMPAGNIE ROCK-TENN DU CANADA CORP.), a Nova Scotia unlimited liability company (the “Canadian Borrower” and, together with the Company, the “Borrowers”), the Lenders party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian administrative agent for the Lenders (the “Canadian Agent”), to the Amended and Restated Credit Agreement dated as of May 27, 2011, and amended and restated as of September 27, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, the U.S. Guarantors, the Canadian Guarantors, the Administrative Agent, the Canadian Agent and the Lenders referred to therein.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, pursuant to Section 9.1 of the Credit Agreement, the Borrowers and the Required Lenders desire to amend the definition of the term “EBITDA” set forth in Section 1.1 of the Credit Agreement and to make certain other amendments to the Credit Agreement, in each case as set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendment.  Subject to satisfaction of the conditions set forth in Section 3 hereof:

(a) The following defined terms shall be added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the

Guaranty of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty is or becomes illegal.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b) the definition of the term “EBITDA” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

“EBITDA” means for any fiscal period, Consolidated Net Income for such period plus (a) the following (without duplication) to the extent deducted in determining such Consolidated Net Income, in each case as determined for the Consolidated Companies in accordance with GAAP for the applicable period: (i) Consolidated Interest Expense, (ii) consolidated tax expenses, including, without limitation, all federal, state, provincial, local income and similar taxes (provided that, if the entry for consolidated tax expenses increases (rather than decreases) Consolidated Net Income for such fiscal period, then EBITDA shall be reduced by the amount of consolidated tax expenses for such fiscal period), (iii) depreciation and amortization expenses, (iv) all charges and expenses for financing fees and expenses and write-offs of deferred financing fees and expenses, remaining portions of original issue discount on prepayment of indebtedness, premiums due in respect of prepayment of indebtedness, and commitment fees (including, without limitation, bridge fees and ticking fees but excluding, for the avoidance of doubt, periodic revolver drawn or unused line fees) in respect of financing commitments, (v) all charges and expenses associated with the write up of inventory acquired in Permitted Acquisitions or in any other Investments permitted by Section 6.10 of Persons that become Consolidated Companies (such other Investments, “Permitted Consolidated Company Investments”), in each case as required by Accounting Standards Codification (“ASC”) 805 – “Business Combinations”, (vi) all other non-cash charges, including, without limitation, non-cash charges for the impairment of goodwill taken pursuant to ASC 350 – “Intangibles - Goodwill and Other”, acquisition-related expenses taken pursuant to ASC 805 (whether consummated or not), stock-based compensation and restructuring and other charges, (vii) all legal, accounting and other professional advisory fees and expenses incurred in respect of Permitted Acquisitions and Permitted Consolidated Company Investments and related financing transactions, (viii) (A) all expenses related to payments made to officers and employees, including, without limitation, any applicable excise taxes, of the acquired companies and businesses in any Permitted Acquisition or Permitted Consolidated Company Investment and other payments due in respect of employment agreements entered into as provided in the agreements relating to any Permitted Acquisition or Permitted Consolidated Company Investment, and retention bonuses and other transition and integration costs, including, without limitation, information technology transition costs, related to any Permitted Acquisition or Permitted Consolidated Company Investment, (B) change of control expenses of the acquired companies and businesses in any Permitted Acquisition or Permitted Consolidated Company Investment, (C) all non-recurring cash expenses taken in respect of any multi-employer and defined benefit pension plan obligations (without duplication) that are not related to plant and other facilities closures and (D) all cash acquisition-related expenses taken pursuant to ASC 805 (whether consummated or not), all cash charges and expenses for plant and other facility closures (whether complete or partial) and other cash restructuring charges, labor disruption charges and officer payments in connection with any Permitted Acquisition or Permitted Consolidated Company Investment or associated with efforts to achieve EBITDA synergies or improvements, as well as any “black liquor” expenses and cash charges and expenses incurred in respect of the Chapter 11 bankruptcy proceeding and plan of reorganization of the Acquired Company; provided that the amount added back under this clause (viii) shall not exceed the lesser of (x) U.S.$150.0 million and (y) 15% of EBITDA (calculated prior to such addback), in each case in the aggregate for any period of four consecutive fiscal quarters, (ix) run-rate synergies expected to be achieved within 12 months following the end of such period due to any Permitted Acquisition or Permitted Consolidated Company Investment as a result of specified actions taken or expected in good faith to be taken (calculated on a pro forma basis as though such synergies had been realized on the first day of such period) and not already included in EBITDA; provided that (A) the aggregate initial estimated run-rate synergies for any Permitted Acquisition or Permitted Consolidated Company Investment with respect to which an add-back is made pursuant to this clause (ix) during any period of four consecutive fiscal quarters shall not exceed the lesser of (x) U.S.$75.0 million and (y) 10% of EBITDA (calculated prior to such addback) and (B) the aggregate add-back that may be made pursuant to this clause (ix) in respect of the expected run-rate synergies for any Permitted Acquisition or Permitted Consolidated Company Investment shall not exceed, for the four consecutive fiscal quarter period ending (v) on the last day of the first fiscal quarter ending after the date of such Permitted Acquisition or Permitted Consolidated Company Investment, 100% of the initial estimated run-rate synergies thereof (or such lesser amount necessary to comply with the immediately preceding clause (A)), (w) on the last day of the second fiscal quarter ending after the date of such Permitted Acquisition or Permitted Consolidated Company Investment, 75% of the initial estimated run-rate synergies thereof (or such lesser amount necessary to comply with the immediately preceding clause (A)), (x) on the last day of the third fiscal quarter ending after the date of such Permitted Acquisition or Permitted Consolidated Company Investment, 50% of the initial estimated run-rate synergies thereof (or such lesser amount necessary to comply with the immediately preceding clause (A)), (y) on the last day of the fourth fiscal quarter ending after the date of such Permitted Acquisition or Permitted Consolidated Company Investment, 25% of the initial estimated run-rate synergies thereof (or such lesser amount necessary to comply with the immediately preceding clause (A)), and (z) on the last day of each subsequent fiscal quarter, 0% of the initial estimate run-rate synergies thereof and (C) such synergies are reasonably identifiable, factually supportable and certified by the chief executive officer or the chief financial officer of the Company and acceptable to the Administrative Agent (not to be unreasonably withheld) (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken provided that such benefit is expected to be realized within 12 months of taking such action), (x) all non-recurring cash expenses taken in respect of any multi-employer and defined benefit pension plan obligations (without duplication) that are related to plant and other facilities closures (whether complete or partial) and (xi) business interruption insurance items and other expenses, in each case during such period that the Company believes, in good faith, shall be reimbursed by a third party (including, without limitation, through insurance or indemnity payments) not later than 365 days after the last day of the fiscal quarter for which an add back is first taken under this clause (xi) for such item or expense (provided that, if such item or expense has not been reimbursed, in whole or in part, on or prior to such 365th day, then EBITDA for the period next ending after such 365th day shall be reduced by an amount equal to the excess of the add-back taken for such item or expense pursuant to this clause (xi) over the amount, if any, that is reimbursed with respect to such item or expense on or prior to such 365th day), plus (b) cash distributions of earnings of Unrestricted Subsidiaries made to a Consolidated Company to the extent previously excluded in the determination of Consolidated Net Income by virtue of clause (i) of the definition of Consolidated Net Income, minus (c) the following (without duplication) to the extent added in determining such Consolidated Net Income, in each case as determined for the Consolidated Companies in accordance with GAAP for the applicable period:  all non-cash gains (other than any such non-cash gains (i) in respect of which cash was received in a prior period or will be received in a future period and (ii) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in any prior period for, anticipated cash charges); provided, however, that, notwithstanding any other provision to the contrary contained in this Agreement, for purposes of any calculation made under the financial covenants set forth in Section 6.1 (including for purposes of the definitions of “Applicable Percentage” and “Pro Forma Basis” set forth in Section 1.1), (I) the portion of total EBITDA for any applicable period attributable to Consolidated Companies which are not Credit Parties (without giving effect to any consolidation of Consolidated Companies which are not Credit Parties), other than the Permitted Securitization Subsidiaries, shall not exceed 15% of EBITDA for such period and (II) the portion of total EBITDA for any applicable period attributable to Permitted Securitization Subsidiaries shall not exceed the amount of cash distributions made by such Permitted Securitization Subsidiaries to the Credit Parties for such period plus the amount of interest and taxes of such Permitted Securitization Subsidiaries for such period, such distribution to be made within 30 days after the end of the fiscal quarter.

(c) The definition of “Credit Party Obligations” in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of such definition:  “Notwithstanding anything to the contrary contained in this Credit Agreement or any provision of any other Credit Document, Credit Party Obligations shall not extend to or include any Excluded Swap Obligation.”

(d) The definition of the term “Permitted Acquisition” set forth in Section 1.1 of the Credit Agreement is hereby amended by replacing the text “U.S.$25,000,000” in such definition with the text “U.S.$50,000,000”;

(e) Section 2.7 of the Credit Agreement is hereby amended by adding the following sentence at the end of paragraph (a) of such Section:

Notwithstanding anything herein to the contrary, in no event shall the aggregate face amount of Letters of Credit issued by (A) Wells Fargo Bank, National Association and its Affiliates exceed, at any time, U.S.$62,500,000, (B) Bank of America and its Affiliates exceed, at any time, U.S.$62,500,000, (C) JPMorgan Chase Bank, N.A. and its Affiliates exceed, at any time, U.S.$62,500,000 and (D) SunTrust and its Affiliates exceed, at any time, U.S.$62,500,000, except in each case (A) through (D) as may be consented to in writing by such bank (in its sole discretion) delivered to the Administrative Agent.

(f) Section 5.7(c) of the Credit Agreement is hereby amended by adding “(i)” after the words “and such certificate shall include” and then adding the following at the end thereof:

“and (ii) a schedule that includes actual actions taken and run-rate synergies achieved versus actions scheduled and associated estimated run-rate synergies pursuant to clause (ix) in the definition of EBITDA.”

(g) Clause (a)(C) of Section 2.25 of the Credit Agreement is hereby amended by (i) deleting the text “(i)” in such clause (a)(C); (ii) deleting the text “and” immediately prior to clause (ii) in such clause (a)(C); and (iii) deleting in its entirety clause (ii) of such clause (a)(C).

(h) Section 10.1 of the Credit Agreement is hereby amended by adding the following text at the end of the last sentence of the first paragraph of such Section:

“; provided that the word “indebtedness” shall not include Excluded Swap Obligations”

(i) Article X is hereby amended by adding the following section:

10.10           Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Agreement or the release of such Guarantor in accordance with Section 8.11.  Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(j) Section 11.1 of the Credit Agreement is hereby amended by adding the following text at the end of the last sentence of the first paragraph of such Section:

“; provided that the word “indebtedness” shall not include Excluded Swap Obligations”

(k) Article XI is hereby amended by adding the following section:

11.10           Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Agreement or the release of such Guarantor in accordance with Section 8.11.  Each Qualified ECP Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2. Mexican Peso Revolving Credit Facility.  The Lenders hereby agree that the Company may, at its sole option and by written notice to the Administrative Agent, from time to time request that a portion of the U.S. Revolving Committed Amount not to exceed U.S.$200,000,000 in the aggregate be allocated to a separate revolving credit facility (the “Peso Facility”) under which the Company shall be permitted to borrow (either directly or through a Wholly-Owned Subsidiary), on a revolving credit basis, loans denominated in Mexican Pesos (it being understood that, upon such allocation, the U.S. Revolving Committed Amount shall be reduced, on a dollar-for-dollar basis and in accordance with the terms set forth in Section 2.11(a) of the Credit Agreement for voluntary reductions of the unused portion of the U.S. Revolving Committed Amount, by the amount of the commitments so allocated to the Peso Facility).  The terms and conditions applicable to the Peso Facility (other than those terms relating to interest rate) shall be substantially the same as those terms and conditions applicable to the facility in respect of the U.S. Revolving Commitments or shall otherwise be reasonably satisfactory to the Administrative Agent (which for the avoidance of doubt shall include changes to notice and timing requirements to reflect the operational requirements of the Administrative Agent).   In connection with the implementation of the Peso Facility, the Administrative Agent and the Company shall be permitted to effect, without the consent of any other Lender, such amendments to the Credit Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2 (collectively, the “Peso Facility Amendment”).  Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments in respect of the Peso Facility shall be reasonably satisfactory to the Company and the Administrative Agent and, if not already a Lender, shall become a Lender under the Credit Agreement pursuant to the Peso Facility Amendment.  No Lender shall be obligated to provide any commitments in respect of the Peso Facility unless it so agrees.  For the avoidance of doubt, the Administrative Agent shall not be obligated to be the administrative agent for the Peso Facility and the Peso Facility may have a different administrative agent with only the consent of the Borrower and the Administrative Agent and such other administrative agent.

Section 3. Representations and Warranties.  The Borrowers represent and warrant to the Lenders as of the date hereof and the Effective Date (as defined below) that:

(a) At the time of and immediately after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement are true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality, in which case such representation and warranty shall be true and correct) with the same effect as if made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date.

(b) At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Section 4. Conditions to Effectiveness.  This Amendment shall become effective on the date (the “Effective Date”) on which the Administrative Agent (or its counsel) and the Canadian Agent (or its counsel) shall have received from (A) the Required Lenders, the Required Revolving Lenders and each Issuing Lender, a counterpart of this Amendment signed on behalf of such party, (B) each of the other parties hereto, a counterpart of this Amendment signed on behalf of such party and (C) all fees and expenses due and payable pursuant Section 5 hereof.  In addition, the effectiveness of this Amendment (other than Sections 5, 6, 7 and 8 hereof) is conditioned upon the accuracy of the representations and warranties set forth in Section 3 hereof.

Section 5. Fees and Expenses.  The Borrowers agree to reimburse the Administrative Agent and the Canadian Agent, in each case, for the reasonable out-of-pocket expenses incurred by them in connection with this Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Administrative Agent, and Borden Ladner Gervais LLP, counsel for the Canadian Agent.

Section 6. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by email in Adobe “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

Section 7. Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9. Effect of Amendment.  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement”, “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Credit Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended or waived by this Amendment.  The Credit Agreement, the Notes and each of the other Credit Documents, as specifically amended or waived by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  The parties hereto expressly acknowledge that it is not their intention that this Amendment or any of the other Credit Documents executed or delivered pursuant hereto constitute a novation of any of the obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, but rather constitute a modification thereof pursuant to the terms contained herein.  On the date and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Credit Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:	ROCK-TENN COMPANY

	By:	/s/ Steven C. Voorhees
		Name:	Steven C. Voorhees
		Title:	President & COO

ROCKTENN COMPANY OF CANADA HOLDINGS CORP./COMPAGNIE DE HOLDINGS ROCKTENN DU CANADA CORP.

	By:	/s/ Steven C. Voorhees
		Name:	Steven C. Voorhees
		Title:	President & COO

[Signature Page to RockTenn Amendment No. 4]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Issuing Lender

	By:	/s/ Karen McClain
		Name:	Karen McClain
		Title:	Managing Director

[Signature Page to RockTenn Amendment No. 4]

CANADIAN AGENT:	BANK OF AMERICA, N.A., acting through its Canada Branch, as Canadian Agent and Issuing Lender

	By:	/s/ Medina Sales de Andrade
		Name:	Medina Sales de Andrade
		Title:	Vice President

[Signature Page to RockTenn Amendment No. 4]

ISSUING LENDERS:	JPMORGAN CHASE BANK, N.A., as Issuing Lender

	By:	/s/ John A. Horst
		Name:	John A. Horst
		Title:	Credit Executive

SUNTRUST BANK, as Issuing Lender

	By:	/s/ Johnetta Bush
		Name:	Johnetta Bush
		Title:	Vice President

[Signature Page to RockTenn Amendment No. 4]